EXHIBIT 10.6

AGREEMENT FOR CONSULTING SERVICES

This Agreement is entered into as of May 1, 2012, between Energy Capital Partners, LLC (“Consultant”), and ROCKDALE RESOURCES CORPORATION (“Company”).

During this term of this agreement, Consultant agrees to perform for the Company as a capital formation advisor.  The Consultant will assist the Company with certain responsibilities typically performed by an advisor.

During the term of this Agreement, the Company shall pay Consultant $18,000 a month, to be paid monthly on the last day of the month, and will reimburse all reasonable out-of-pocket expenses.

This Agreement shall commence on the date hereof and shall remain in effect until April 30, 2013, unless extended in writing by mutual Agreement of the parties for additional periods.

Either party may terminate this Agreement at any time for any or for no reason by giving thirty (30) days’ written notice of termination to the other party.

The Company may immediately terminate Consultant’s engagement for Cause upon written notice of termination to Consultant, with the particular Cause being specified in such notice.  “Cause” means any of the following in the Company’s judgment: (a) Consultant’s conduct, failure or omission which has, or may have, an adverse effect on the Company; (b) Consultant’s act or acts amounting to gross negligence or willful misconduct to the detriment of the Company; or (c) Consultant’s fraud or embezzlement of funds or property.

ROCKDALE RESOURCES CORPORATIONS                                    CONSULTANT

/s/ Marc Spezialy                                                                                          /s/ John Barton
Marc Spezialy, Chief Financial Officer                                                      John Barton, Authorized Officer

Rockdale Agree for Consult Services Energy Capital 5-1-12